Exhibit 10.5

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is made effective as of the last date of signature below (the “Effective Date”) by and between Brian Daum (“Executive”) and BlackSky Holdings, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Executive is currently serving as Chief Financial Officer, Chief Operating Officer and Secretary of the Company;

WHEREAS, Executive and the Company have agreed that Executive will separate from employment with the Company on the Separation Date (as defined below) and provide certain consulting services for a defined period thereafter;

WHEREAS, the Company and Executive desire to provide for an orderly transition of Executive’s duties and responsibilities; and

WHEREAS, in furtherance of the foregoing, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be bound thereby, the Company and Executive hereby agree as follows:

1. Resignation and Transition.

a. Transition Period. Effective as of the Transition Date, Executive will be deemed to have resigned from his positions as Chief Financial Officer, Chief Operating Officer and Secretary of the Company, from his role as a member of the Board of Directors of LeoStella LLC, and from any other advisory, director, and officer positions with the Company and any of its parent or subsidiaries. Executive agrees to execute any documents as necessary or desirable to effect any such resignations. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and subject to any further condition in this Agreement, Executive will continue employment with the Company on a transitional basis in the role of “Senior Advisor” during the Transition Period. As used herein, (i) “Transition Date” means two business days following the filing of the Company’s “Super 8-K” with the U.S. Securities and Exchange Commission (the “SEC”) following completion of the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger dated as of February 17, 2021 by and among Osprey Technology Acquisition Corp (“Osprey”), Osprey Technology Merger Sub, Inc., and the Company, as may be amended from time to time (the “Closing”), (ii) “Separation Date” means November 30, 2021 unless mutually extended by the Parties or earlier terminated by a Party in accordance with this Agreement, and (iii) “Transition Period” means the period from the Transition Date through the Separation Date.

b. Duties; Other Opportunities. During the Transition Period, Executive shall (x) transition his duties and responsibilities from prior to the Transition Period to such individuals as the Chief Executive Officer of the Company (“CEO”) may designate, including to the successor Chief Financial Officer of the Company (“CFO”) and (y) provide such assistance and perform such duties and responsibilities as may be reasonably assigned by the CEO or his designee from time to time (the “Transition Duties”). During the Transition Period, Executive will continue to abide in all material respects by all of Executive’s contractual and legal obligations to the Company and will continue to abide in all material respects by the Company’s policies and procedures. The Parties acknowledge and agree that the Transition Duties are not expected to occupy all of Executive’s professional time, and therefore Executive shall be permitted to pursue outside opportunities so long as they do not conflict with (i) the Transition Duties, (ii) any of the terms of this Agreement, that certain At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between Executive and the Company, a copy of which is attached to this Agreement as Exhibit A (the “Confidentiality Agreement”), or any other agreement between the Parties, or (iii) any of Executive’s fiduciary duties to the Company.

c. Compensation. During the Transition Period, the Company will continue to pay Executive a monthly base salary of $22,916.66, to be paid periodically in accordance with the Company’s normal payroll practices and subject to applicable withholdings. Executive will also be reimbursed for reasonable out-of-pocket expenses incurred in furtherance of the Transition Duties, which are reasonably incurred in connection with Executive’s duties post Effective Date and in a manner consistent with Company policies. All other expenses must be pre-approved by the CEO or his designee. In all cases expenses must be submitted promptly for reimbursement in accordance with the Company’s expense reimbursement policy. During the Transition Period, Executive no longer will be eligible to participate in, or eligible to receive any bonuses under, the Company’s bonus plan or plans as may be in effect from time to time, it being understood that Executive shall instead be eligible to receive the Target Bonus Severance referenced below.

d. Benefits. During the Transition Period, Executive will remain eligible to participate in all benefits of employment, including without limitation the Company’s health and welfare plans that are made available to all employees of the Company and the accrual of any vacation and paid time off (but excluding any bonuses as described above), subject to the terms of the plan, program or other arrangement (including eligibility requirements) as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the compensation and benefit plans, programs, and arrangements offered to employees at any time. Executive’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Executive’s right to continue Executive’s health insurance under COBRA, as further detailed below. Following the Separation Date, Executive’s final regular paycheck from the Company will include a cash-out of Executive’s accrued, unused paid time off.

e. Severance Benefits. Except as provided in Section 1.e.iii. below, in consideration of and contingent on (i) Executive’s execution of this Agreement and the Separation Date Release Agreement in the form attached hereto as Exhibit B (the “Separation Date Release”), (ii) both such agreements going into effect and (iii) Executive’s fulfillment of all of the terms and conditions of this Agreement and the Separation Date Release, the Company agrees to the following:

i. Salary Continuation. The Company agrees to pay Executive a total of One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500), less applicable withholdings, which amount will be paid in accordance with the Company’s standard payroll practices in substantially equal installments on each of the Company’s regular payroll dates for the six (6) month period following Executive’s Separation Date, subject to Section 19 below.

ii. Target Bonus Severance. The Company agrees to pay Executive a lump sum cash payment in an amount equal to One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500) but with such amount further prorated by multiplying such amount by a fraction, the numerator of which is the number of days in the year of termination of Executive’s employment with the Company that Executive remains employed with the Company and the denominator of which is 365 (such dollar amount, prior to proration, intended to reflect Executive’s target bonus opportunity equal to fifty percent (50%) of Executive’s annual base salary of $275,000) (the “Target Bonus Severance”). Such payment will occur on the First Payment Date (as defined in, and subject to, Section 19) and will be subject to applicable withholdings.

iii. Merger Bonus. Subject to Executive’s execution of and compliance with the terms of this Agreement, the Company agrees to pay Executive a lump sum cash payment of Five Hundred Thousand Dollars ($500,000) (the “Merger Bonus”), less applicable withholdings and contingent upon the Closing. The Merger Bonus shall be paid through the regular payroll process no later than thirty (30) days following the date of such Closing, subject to Executive’s continued employment with the Company through the date of such Closing.

iv. COBRA Reimbursement. The Company shall reimburse Executive for the full amount of the payments Executive makes for COBRA coverage for the first six (6) full calendar months immediately following the Separation Date (the “COBRA Reimbursement Period”), or if earlier, until (x) Executive has secured health insurance coverage through another employer or (y) the expiration of Executive’s eligibility for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided Executive timely elects and pays for COBRA continuation coverage, within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating Executive’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) (the “Determination”), then in lieu of such COBRA reimbursement benefits, the Company will provide Executive taxable monthly cash payments, each in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the Determination and continue through the end of the COBRA Reimbursement Period. For the avoidance of doubt, such taxable cash payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to any applicable withholdings.

f. General. Executive acknowledges that, without this Agreement, Executive is otherwise not entitled to certain portions of the consideration set forth in this Agreement. Executive further acknowledges and agrees that Executive’s separation from employment with the Company as of the Separation Date is the result of a mutually agreed upon voluntary resignation and, as a result, Executive has not experienced a termination without “Cause” or a resignation for “Good Reason” as those terms are defined in that certain Executive Employment Agreement between Executive and the Company’s predecessor, Spaceflight Industries, Inc., dated February 18, 2019 (the “Employment Agreement”).. Effective as of the Transition Date, this Transition Agreement fully replaces and supersedes the Employment Agreement. Executive acknowledges that his employment remains “at will” during the Transition Period and may be terminated by either Party with or without notice (subject to Executive’s eligibility to receive the severance and other benefits under this Agreement in accordance with the terms herein); provided that the Company shall provide 30 days prior written notice of the Company’s desire to terminate the Executive’s employment.

2. Separation Date Release. In exchange for the separation benefits as set forth in Section 1.e above, Executive agrees to execute, within the time period specified therein, the Separation Date Release, which will bridge the gap and cover the time period from the Effective Date through the Separation Effective Date (as defined in the Separation Date Release); provided, however, the Parties agree to modify the Separation Date Release to the extent necessary to comply with any new laws that may become applicable. The Parties agree that changes to the Separation Date Release, whether material or immaterial, do not restart the running of any consideration period specified in the Separation Date Release.

3. Consulting Agreement. To further support the transition, the Company will retain Executive as a consultant under the terms specified below if Executive executes this Agreement, complies with its terms and reconfirms Executive’s release of claims by executing the Separation Date Release.

a. Consulting Period. The consulting relationship commences on the Separation Date (without any disruption in Executive’s status as a “Service Provider” as further referenced in Section 4) and continues until the date that is 180 days following the Closing (the “Scheduled End Date”), unless terminated earlier pursuant to Section 2(f) below or extended by mutual written agreement (the “Consulting Period”).

b. Consulting Services. Executive agrees to provide consulting services to the Company in any area of Executive’s expertise, including but not limited to generally supporting finance and accounting activities, supporting the transition of responsibilities to the successor CFO, and being available for questions and issues that arise related to the fiscal years 2021 and 2022 financial plans, the closing of fiscal quarters and tax matters (the “Consulting Services”). During the Consulting Period, Executive will report directly to the CEO or as otherwise specified by the CEO. Executive agrees to make himself available to perform such consulting services throughout the Consulting Period. Executive will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by Company.

c. Independent Contractor Relationship. Executive’s relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.

d. Consulting Fees. During the Consulting Period, and provided that Executive remains in compliance with this Agreement, Executive will receive as consulting fees (“Consulting Fees”) Two Thousand Dollars ($2,000) per month for up five (5) hours of Consulting Services per month, plus $400 per hour for each additional hour worked that month (such hourly amount the “Hourly Consulting Fee”), up to a maximum of twenty (20) additional hours per month unless Executive and Company mutually agree otherwise. Executive will also be reimbursed for reasonable out-of-pocket expenses incurred in furtherance of the Consulting Services. Such expenses must be approved in advance by the CEO or his designee and must be submitted promptly for reimbursement in accordance with the Company’s expense reimbursement policy. Because Executive will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. As further detailed in Section 16 relating to tax consequences, Executive acknowledges that Executive will be entirely responsible for payment of any taxes that may be due on the Consulting Fees. Executive will submit an invoice on a monthly basis that meets the Company’s customary requirements. Subject to receipt of timely invoices from Executive, the Consulting Fees will be paid monthly in arrears on the fifteenth (15th) day of each calendar month (or the next succeeding business day), but in no event later than March 15 of the year immediately following the year in which the applicable services have been provided.

e. Limitations on Authority. Executive will have no responsibilities or authority as a consultant to the Company other than as provided above. Executive will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. Executive agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

f. Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period and its corresponding obligation to pay Executive the Consulting Fees upon Executive’s material breach of this Agreement; provided, however, that prior to such termination, Executive shall be provided notice of such breach and shall have a reasonable period of time to cure such breach depending on the nature of the circumstances. Further, Executive may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay Executive any further Consulting Fees. Upon termination of the Consulting Period by either Party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.

4. Equity Awards. During the Transition Period and the Consulting Period, Executive will remain eligible to continue vesting in each of the equity awards previously granted to Executive by the Company that is outstanding as of the Effective Date (the “Equity Awards”) in accordance with the terms of the applicable Company equity plan under which the Equity Award was granted and applicable award agreement thereunder (collectively, the “Award Documents”). The Parties agree that Executive will be considered to have vested only as to those portions of the Equity Awards as otherwise will have vested through the end of the Consulting Period in accordance with the applicable Award Documents and after giving effect to any applicable vesting acceleration provisions set forth in the applicable Award Documents, which provide in part that, if Executive’s status as a Service Provider is terminated by the Company without Cause and other than due to Executive’s death or Disability or Executive resigns for Good Reason (as such capitalized terms are defined in the applicable Award Documents), and such termination occurs within the specified period set forth in the applicable Award Documents, such Equity Awards will accelerate vesting in full. These provisions will continue to apply to the Equity Awards in accordance with the terms of the applicable Award Documents, including that, for clarity, the cessation of Executive’s Service Provider status on the Scheduled End Date will constitute a termination without Cause for each Equity Award under the applicable Award Documents. In addition, in the event that the Company terminates Executive’s status as a Service Provider due to Executive’s death or Disability (as defined in the applicable Award Documents), then such Equity Awards will accelerate vesting in full. In the event that Executive’s service to the Company is not terminated prior to the Scheduled End Date, the Company will either provide for “Sell to Cover” to satisfy “Withholding Obligations” under the Equity Awards or, if the Company determines that Sell to Cover is not available, satisfy such withholding obligation through “Net Share Withholding” as defined in the Equity Awards. Executive acknowledges that certain of the Equity Awards are subject to lock-up restrictions as a result of the pending business combination with Osprey, which restrictions remain in effect and are not modified or superseded by this Agreement. To the extent that any shares subject to any Equity Awards remain in escrow with the Company on the date of termination of the Consulting Services, the Company shall use commercially reasonable efforts to promptly release such shares from escrow upon vesting. The Company shall provide that Executive may participate in any stock sale programs being offered generally to employees, or to executives, of the Company, to the extent that Executive is eligible to participate in such programs.

5. Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not be entitled to receive any additional compensation, severance or benefits after the Separation Date.

6. Release of Claims. Executive agrees that the consideration set forth in Sections 1, 3 and 4 represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) as of the Effective Date, except as set forth in this Section 6. Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Virginians with Disabilities Act; the Virginia Human Rights Act; the Virginia Equal Pay Act; the Virginia Minimum Wage Act; the Virginia Wage Payment and Collection Act; the Fairfax Human Rights Ordinance; the Human Rights Code of the City of Alexandria; the Arlington Human Rights Ordinance; the Virginia Workers’ Compensation Law; the Virginia Genetic Testing Law; the Virginia Occupation Safety and Health Act; the Virginia Fraud Against Taxpayers Act; the Virginia Right-to-Work Law; the Virginia Prevention of Employment Law; and the Virginia law regarding payment of medical examination;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined in Section 18 below). This release does not extend to (w) the rights of Executive under this Agreement and any Equity Awards, (x) any right Executive may have to unemployment compensation benefits or workers’ compensation benefits, (y) any right to receive unpaid salary, wages or other compensation owed to Executive as of the Effective Date or any unreimbursed expenses incurred in accordance with Company policy or (z) any rights or claims under or with respect to employee retirement or fringe benefit plans of the Company or with respect to any welfare plans of the Company relating to health, dental, vision or other insurance coverage or accrued vacation and other paid time off, in accordance with the terms of the applicable benefit plan. In addition, this release does not extend to any rights of indemnification Executive may have pursuant to (i) the March 17, 2019 Indemnification Agreement between the Parties (the “Indemnification Agreement”), (ii) the Company’s certificate of incorporation and bylaws, or (iii) any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable. The Parties agree that the Indemnification Agreement will remain in effect throughout the term of this Agreement and, for purposes of Section 18 of the Indemnification Agreement, Executive shall remain an officer for purposes of indemnification from the Company.

7. Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasees. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Company Property. Executive reaffirms and agrees during the Transition Period, the Consulting Period (as if Executive had remained an employee during the Consulting Period), and thereafter to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, all restrictive covenants, and the obligation to return Company materials set forth in Section 5 thereof. Executive specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Notwithstanding the foregoing, Executive will be permitted to retain as his personal property his current Company-provided computer monitor and laptop computer (the “Transferred Laptop”), provided that on or before the Separation Date, Executive will provide the Transferred Laptop to the Company for the review and/or removal of any Company property (including, but not limited to, Company Confidential Information and Associated Third Party Confidential Information, as those terms are defined in the Confidentiality Agreement) from the Transferred Laptop as the Company deems necessary or appropriate, including without limitation any Company licensed software the Company deems necessary to remove to comply with its licensing obligations. Executive agrees to work with the Company in good faith to identify any such Company property in the Transferred Laptop upon the Company’s request.

10. No Cooperation. Subject to Section 18 below governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in the Separation Date Release. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

11. Nondisparagement. At all times prior to and after the Separation Date, Executive will not knowingly disparage, place in a false light or criticize, orally or in writing, the business, products, policies, decisions, affiliates, directors, officers or employees of the Company to any person. At all times prior to and after the Separation Date, Company agrees that the members of its management team will not knowingly disparage, place in false light or criticize Executive to any person or entity either orally or in writing. Notwithstanding the foregoing, any person or entity may respond accurately and fully to any question, inquiry or request for information when required by legal process and nothing in this Section shall limit Executive’s right to enforce his rights under this Agreement.

12. Cooperation with the Company. Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (provided such expenses have been approved in advance, which approval will not be unreasonably withheld or delayed, and excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs. Following the Consulting Period, Company will pay Executive the Hourly Consulting Fee for his cooperation under this Section, unless Company is advised by counsel that paying the Hourly Consulting Fee is prohibited by applicable law, rule, or regulation or otherwise materially harms the Company.

13. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, compensation paid to Executive pursuant to Section 1.e of this Agreement, which is subject to recovery under any law, government regulation or stock exchange listing requirements, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement), as well as any violations of the Confidentiality Agreement, if applicable, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to Section 1.e of this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Confidentiality Agreement.

14. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Separation Date Release.

16. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement or the Separation Date Release. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement or in the Separation Date Release shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement and the Separation Date Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity

Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement or in the Separation Date Release constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.

19. Section 409A.

a. Provided that the Separation Effective Date occurs no later than 30 days following the Separation Date (the “Separation Date Release Deadline Date”) and subject to the requirements of this Section 19, any amounts under Section 1.b. (other than the Merger Bonus, which is payable in accordance with Section 1.e.iii) payable to Executive will be paid, or in the case of installments, commence, on the first payroll date that occurs on or after the Separation Effective Date (the “First Payment Date”) with any installment payments that otherwise would have been made to Executive prior to the Separation Effective Date to be paid to Executive on the First Payment Date.

b. Notwithstanding anything to the contrary in this Agreement or the Separation Date Release, no severance benefits that constitute Deferred Payments (as defined below), if any, will be paid or provided until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”). Similarly, no severance benefits payable to Executive under this Agreement, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), will be payable until Executive has a separation from service. To the extent that the Separation Date Release Deadline Date would occur in the year immediately following the year in which Executive’s employment with the Company terminates or any severance payments or benefits under this Agreement would be considered Deferred Payments, any such severance payments and benefits to the extent necessary to comply with Section 409A will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by subsection c. below. Except as required by subsection c. below, any Deferred Payments payable in installments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. For purposes of this Agreement, “Deferred Payments” means any severance benefits to be paid or provided to Executive pursuant to this Agreement and any other severance or separation payments and benefits to be paid or provided to Executive, that in each case, when considered together, are considered deferred compensation under Section 409A.

c. Notwithstanding any contrary provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such separation from service, will become payable on the date that is six (6) months and one (1) day following the date of such separation from service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the date six (6) months following such separation from service, then any payments delayed in accordance with this Section 19 will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment.

d. It is intended that this Agreement and the Separation Date Release comply with, or be exempt from, Section 409A so that none of the payments and benefits provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment, installment, and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, any references to termination of Executive’s employment or similar phrases will be references to Executive’s separation from service. In no event will Executive have any discretion to determine the taxable year of any payments or benefits that are provided under this Agreement. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless Executive for any taxes imposed, or other costs incurred, as a result of Section 409A.

20. Golden Parachute Payment.

a. Code Section 280G and 4999. In the event that (i) the Business Combination constitutes a change in the ownership or effective control of the Company within the meaning of Section 280G(b)(2)(A)(i) of the Code, (ii) Executive is a “disqualified individual” (within the meaning of Treas. Reg. §1.280G-1, Q&A-15) with respect to the Company in connection therewith and (iii) Executive is reasonably expected to receive, or has received, “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) with respect to the Business Combination, then the Company, shall timely submit that portion of such parachute payments that the Firm (as defined in subsection c.) determines, in accordance with subsection c. below, exceeds three times Executive’s “base amount,” as defined in Treas. Reg. §1.280G-1, Q&A-134, plus one dollar ($1.00), to the stockholders of the Company in a manner intended to comply with the requirements of Section 280G(b)(5)(B) of the Code for approval of such parachute payments, and the Company shall recommend to the stockholders of the Company that they approve the payment of such parachute payments.

b. Best Results. If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), including as result of the failure by the stockholders to approve the parachute payments in accordance with Section 20.a in connection with the Business Combination, then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). If two or more equity awards are granted on the same date, each award will be reduced on a prorated basis. In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received by Executive under this Agreement, and neither the Company nor any other Releasees will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any payments of personal tax liability.

c. Determination of Excise Tax Liability. Any determinations required under this Section 20 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 20, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 20. The Company will bear the costs and make the payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 20. Neither the Company nor any other Releasee will have any liability to Executive for the determinations of the Firm.

21. Severability. In the event that any provision or any portion of any provision of this Agreement, the Separation Date Release, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Separation Date Release shall continue in full force and effect without said provision or portion of provision.

22. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Separation Date Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement or the Separation Date Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23. Entire Agreement. This Agreement, together with the Separation Date Release, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and the Separation Date Release and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Separation Date Release and Executive’s relationship with the Company (including, for example, the Employment Agreement), but with the exception of the Employee Agreement (which shall remain in place until the Transition Date), the Confidentiality Agreement, the Indemnification Agreement (as modified herein), and the Award Documents. For clarity, any reference in the Award Documents to terms defined in the Employment Agreement shall remain references thereto and, solely for purposes of such applicable Equity Awards, the definitions of such terms set forth in the Employment Agreement shall not be superseded by this Agreement.

24. No Oral Modification. This Agreement and the Separation Date Release may only be amended in a writing signed by Executive and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).

25. Governing Law. This Agreement and the Separation Date Release shall be governed by the laws of the Commonwealth of Virginia, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Virginia and waives any right to a jury trial.

26. General. This Agreement and the Separation Date Release may be executed in counterparts and may be signed, transmitted and maintained in electronic form. Headings are inserted for convenience of reference only. Unless the context requires otherwise, “including” shall mean “including without limitation”.

[The remainder of this page is intentionally left blank; signature page follows]

27. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BRIAN DAUM, an individual

Dated: 8/18/21	/s/ Brian Daum
Brian Daum

BLACKSKY HOLDINGS, INC.

Dated: 8/18/21	By:	/s/ Brian O’Toole
Brian O’Toole
Chief Executive Officer

Exhibit A

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

[See attached]

Exhibit B

SEPARATION DATE RELEASE AGREEMENT

This Separation Date Release Agreement (“Separation Date Release”) is made effective as of the last date of signature below (the “Release Effective Date”) by and between Brian Daum (“Executive”) and BlackSky Holdings, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

1. Consideration; Acknowledgment of Receipt of All Compensation. In exchange for the consideration referenced in Sections 1.e and 3 of the Transition and Consulting Agreement to which this Separation Date Release was attached as an exhibit (the “Transition Agreement”), Executive hereby extends Executive’s release and waiver of claims in Section 6 of the Transition Agreement to any claims that may have arisen between the Effective Date (as defined in the Transition Agreement) and the Release Effective Date, as well as any and all claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Separation Date Release. Executive acknowledges and represents that, except as specifically set forth in the Transition Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

2. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Separation Date Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Separation Date Release; (b) Executive has twenty-one (21) days within which to consider this Separation Date Release; (c) Executive has seven (7) days following Executive’s execution of this Separation Date Release to revoke this Separation Date Release; (d) this Separation Date Release shall not be effective until after the revocation period has expired; and (e) nothing in this Separation Date Release or the Transition Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Separation Date Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Separation Date Release. Executive acknowledges and understands that any revocation of this Separation Date Release must be accomplished by a written notification to the person executing this Separation Date Release on the Company’s behalf that is received prior to the Separation Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

3. Incorporation of Terms of Transition Agreement. The Parties further acknowledge that the terms of the Transition Agreement shall apply to this Separation Date Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Separation Date Release.

4. Return of Property. Executive confirms that he has met his obligations set forth in Section 9 of the Transition Agreement with respect to Executive’s return of Company property.

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5. Separation Date Release Effective Date. Executive understands that this Separation Date Release shall be null and void (i) if executed by Executive before the Separation Date (as defined in the Transition Agreement), (ii) if executed by Executive before the Transition Agreement becomes effective, or (iii) if not executed by Executive within twenty-one (21) days following the Separation Date (as defined in the Transition Agreement). This Separation Date Release will become effective on the eighth (8th) day after Executive signed this Separation Date Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Separation Effective Date”). The Company will provide Executive with the consideration provided by Sections 1.e and 3 of the Transition Agreement in accordance with the terms of that agreement.

6. No Admission of Liability. Executive understands and acknowledges that this Separation Date Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company, either previously or in connection with this Separation Date Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

7. Authority. The Company each represent and warrant that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Date Release. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Separation Date Release. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Separation Date Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against any of the Releasees. Executive acknowledges that:

(a)	Executive has read this Separation Date Release;

(b)

Executive (i) has until twenty-one (21) days from Separation Date (as defined in the Transition Agreement) to sign this Separation Date Release, and (ii) Executive cannot sign this Separation Date Release before the Separation Date (as defined in the Transition Agreement);

(c)	Executive has been represented in the preparation, negotiation, and execution of this Separation Date Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(d)	Executive understands the terms and consequences of this Separation Date Release and of the releases it contains;

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Date Release or in the Transition Agreement; and

(f)	Executive is fully aware of the legal and binding effect of this Separation Date Release.

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IN WITNESS WHEREOF, the Parties have executed this Separation Date Release as of the Release Effective Date.

BRIAN DAUM, an individual

Dated: ________________
Brian Daum

BLACKSKY HOLDINGS, INC.

Dated: _______________	By:
Brian O’Toole
Chief Executive Officer

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